Exhibit 3.3

                             ARTICLES OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                              IES UTILITIES INC.


                                   ARTICLE I

           The name of the Corporation is IES Utilities Inc.

                                  ARTICLE II

           Article I of the Corporation's Articles of Incorporation is amended by deleting the existing Article I and by inserting the following in lieu thereof:

           "The name of the corporation is Interstate Power and Light Company."

                                  ARTICLE III

           In accordance with Section 490.1003 of the Iowa Business Corporation Act, the shareholders of the Corporation approved as of April 23, 2001, this Amendment by the following votes, with the number of affirmative votes cast by each voting group entitled to vote separately on the Amendment being sufficient for approval by such voting group:


                                Number of Shares          Number of Shares              Number of
                                Outstanding and          Represented at the          Affirmative Votes
   Class                        Entitled to Vote          Special Meeting                  Cast
   -----                        ----------------          ---------------                  ----

Common Stock                       13,370,788                13,370,788                  13,370,788

4.30%
Preferred Stock                     120,000                   112,398                      111,058

4.80%
Preferred Stock                     146,406                    91,024                      74,748

6.10%
Preferred Stock                     100,000                    70,609                      69,135


                                  ARTICLE IV

           These Articles of Amendment shall be effective at 12:02 a.m., Central Time, on the 1st day of January, 2002.

           Executed on behalf of the Corporation on the 18th day of December, 2001.



                                  By: /s/ Edward M. Gleason
                                     -----------------------------------------
                                          Edward M. Gleason
                                          Vice President-Treasurer and
                                            Corporate Secretary








This instrument was drafted by, and should be returned to, Peter C. Underwood of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.